Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”) dated as of March 7, 2023 (the “Effective Date”), is by and between ORAGENICS, INC., a Florida corporation, (the “Company”), and JANET HUFFMAN (the “Executive”).

WHEREAS, the Company is a biotechnology company currently engaged in the business of research, development, and sales of proprietary products and technologies;

WHEREAS, the Executive has accepted an offer to be employed as the Chief Financial Officer of the Company, upon the terms and conditions set forth herein.

WHEREAS, the Company wishes to assure itself of the continued services of the Executive for the period provided in this Agreement and the Executive is willing to serve in the employ of the Company for such period upon the terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties intending to be legally bound, hereby agree as follows:

1. EMPLOYMENT. During the Term the Company will employ the Executive as the Chief Financial Officer of the Company, and the Executive agrees to serve in such capacities and provide her services to the Company on the terms and conditions set forth in this Agreement.

2. POSITION AND DUTIES. During the Term, the Executive will serve as the Chief Financial Officer of the Company. The Executive agrees that during the Term, as defined below, she shall dedicate her full business time, attention and energies (except as provided below) to performing her duties to the Company, as prescribed by the Company’s President and Chief Executive Officer (“CEO”). The Executive will manage the business affairs of the Company and perform the duties typically assigned to the chief financial officer of a similarly situated company in the Company’s industry. The Executive shall also perform such other reasonable duties as may hereafter be assigned to her by the CEO, consistent with her abilities and position as the Chief Financial Officer, including providing such further services to the Company as may reasonably be requested of her. The Executive will report to the CEO, and carry out the decisions and otherwise abide by and enforce the rules and policies of the Company. During the Term, Executive shall perform the services required by this Agreement in Tampa, Florida, except for travel to other locations as may be necessary to fulfill Executive’s duties and responsibilities hereunder.

The Executive shall devote her best efforts to the business and affairs of the Company and, during the Term and shall comply with at all times the restrictive covenants provided in Sections 5 and 7 below. The Company and the Executive acknowledge and agree that, during the Term, Executive shall be permitted to: (i) serve on civic or charitable boards or committees; and (ii) and on such additional corporate boards as the Nominating and Governance Committee and the Board may approve; and (iii) manage passive personal investments, so long as any such activities, individually or in the aggregate, do not unduly interfere with the performance of Executive’s responsibilities as an executive officer of the Company in accordance with this Agreement. The Company and the Executive further acknowledge and agree that, during the initial sixty (60) days of the Term, Executive shall be permitted to provide up to five (5) hours per week of consulting services to her prior employer so long as any such consulting services do not unduly interfere with the performance of Executive’s responsibilities as an executive officer of the Company in accordance with this Agreement.

3. TERM. The Term of this Agreement shall start on Effective Date and continue through the first anniversary of the Effective Date (the “Initial Term”). Thereafter the Term of the Agreement shall automatically be extended for one (1) additional twelve (12) month term after the end of the Initial Term (the “Renewal Term” and collectively with the Initial Term the “Term”), unless either the Company or the Executive provides written notice of non-renewal to the other Party not later than thirty (30) days prior to the end of the Initial Term. If a notice of non-renewal is provided in accordance with this Section, the Executive’s employment under this Agreement shall terminate upon the expiration of the Initial Term. Notwithstanding the foregoing, Executive’s employment under this Agreement may be terminated earlier than the scheduled expiration of a Term, in accordance with Section 8 below. However, the provisions of Sections 5, 6 and 7 shall continue in force in accordance with the provisions therein and shall survive the expiration or termination of the Term and this Agreement.

4. COMPENSATION AND BENEFITS.

(a) Base Salary. During the Term the Executive’s annual base salary shall be Two Hundred Fifty Thousand Dollars ($250,000.00) per year, which shall be payable by the Company to the Executive in installments consistent with the Company’s normal payroll schedule, subject to customary withholding as required by applicable law. This annual base salary shall be reviewed by the Board periodically, and the Board may adjust the Executive’s annual base salary from time to time as the Board deems to be appropriate subject to Executive’s performance, the Company’s financial condition and market conditions.

(b) Incentive Compensation. During the Term, the Executive shall also be eligible to receive an annual performance bonus from the Company of up to thirty-five percent (35%) of her annual base salary based upon appropriate Company-based and individual-based targets specified by the Compensation Committee of the Board, in its discretion, as approved by the full Board (the “Performance Bonus”). The Performance Bonus targets for each year shall be established by the Compensation Committee no later than March 31 of that year. The Performance Bonus targets for 2023 shall be established by the Compensation Committee no later than June 30, 2023 and Executive’s Performance Bonus for 2023 (if any) shall be pro-rated for Executive’s partial year of employment. No Performance Bonus shall be earned by the Executive unless: (i) the Compensation Committee has completed its year-end review of the Company’s financial statements and other financial performance for the year and has certified no later than February 28 of the following year that the Executive has satisfied her Performance Bonus targets for the year, and (ii) the Executive remains an employee of the Company on the date that the Compensation Committee certifies that the Executive has satisfied her Performance Bonus targets for the year. Any Performance Bonus that is earned shall be paid on or before March 31 of the following year.

All such Performance Bonuses, as well as any equity awards which are granted to the Executive or which become vested as a result of the satisfaction of financial performance goals of the Company, shall be subject to the Company’s policy on recoupment or clawback of executive incentive compensation, as such policy may be amended from time to time (the “Clawback Policy”), and that the Executive shall be obligated to repay to the Company, any and all amounts received with respect to any Performance Bonus or performance-based equity awards, to the extent such a repayment is required by the terms of the Clawback Policy.

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(c) Option Award. Upon the Effective Date the Executive will be granted stock options to purchase 7,000 shares of the Company’s common stock pursuant to the 2021 Equity Incentive Plan at an exercise price equal to the fair market value of the common stock on the Effective Date of this Agreement. The stock options shall be made pursuant to a separate award agreement and be subject to the terms of such agreement and the terms of the Company’s 2021 Equity Incentive Plan. The option agreement shall provide for vesting of the options as follows: 1,400 options shall vest on the Effective Date, 1,400 options shall vest on September 7, 2023, 1,400 options shall vest on March 7, 2024, 1,400 options shall vest on September 7, 2024, and 1,400 options shall vest on March 7, 2025, in each case provided the Executive has remained in continuous employment with the Company through such dates.

(d) Benefits. The Executive shall be entitled to participate in all group insurance, vacation, retirement and other employee benefits established by Company for its full time employees generally, on terms comparable to those provided to such employees from time to time by the Company. Nothing in this Agreement will preclude the Company from terminating or amending any employee benefit plan so as to change eligibility or other requirements or eliminate, reduce or otherwise change any benefit, provided that such termination or amendment applies equally to the Executive and other full time employees of the Company.

The Executive shall be entitled to four (4) weeks paid vacation per calendar year, pro-rated in 2023 for Executive’s partial year of employment, plus such Personal Days as provided in accordance with the Company’s policies.

(e) Reimbursement of Business Expenses. The Executive shall be entitled to receive reimbursement for all appropriate and reasonable business expenses incurred by her in connection with her duties under this Agreement in accordance with the written policies of the Company as in effect from time to time and subject to applicable State and Federal laws and regulations.

5. CONFIDENTIAL INFORMATION. The Executive agrees that during and after her employment with the Company, she will hold in the strictest confidence, and will not use (except for the benefit of the Company, or any of the Company’s subsidiaries or affiliates) or disclose to any person, firm, or corporation any Company Confidential Information except as necessary in carrying out her duties for the Company. The Executive understands that her unauthorized use or disclosure of Company Confidential Information may lead to termination for Cause and legal action by the Company. The Executive understands that “Company Confidential Information” means any non-public information that relates to the actual or anticipated business, research or development of the Company, or its subsidiaries or affiliates (collectively, for the purposes of this section, the “Company”), or to the Company’s technical data, trade secrets, or know-how, including, but not limited to, research, product plans, or other information regarding the Company’s products or services and markets therefor, customer lists and customers (including, but not limited to, customers of the Company on which the Executive called or with which she may become acquainted during her employment), software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances, and other business information. Company Confidential Information does not include information that: (i) becomes generally known to the public subsequent to disclosure to the Executive through no wrongful act of Executive or any representative of Executive; (ii) was known to the public prior to its disclosure to the Executive; or (iii) the Executive is required to disclose by applicable law, regulation or legal process. The Executive understands that nothing in this Agreement is intended to limit employees’ rights to discuss the terms, wages, and working conditions of her employment, as protected by applicable law.

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The Executive recognizes that the Company may have received and in the future may receive from third parties associated with the Company, e.g., the Company’s customers, suppliers, licensors, licensees, partners, or collaborators (“Associated Third Parties”), their confidential or proprietary information (“Associated Third Party Confidential Information”). By way of example, Associated Third Party Confidential Information may include the habits or practices of Associated Third Parties, the technology of Associated Third Parties, requirements of Associated Third Parties, and information related to the business conducted between the Company and such Associated Third Parties. The Executive agrees at all times during her employment with the Company and thereafter to hold in the strictest confidence, and not to use or to disclose to any person, firm, or corporation, any Associated Third Party Confidential Information, except as necessary in carrying out her duties for the Company consistent with the Company’s agreement with such Associated Third Parties. The Executive further agrees to comply with any and all written Company policies and guidelines that may be adopted from time to time regarding Associated Third Parties and Associated Third Party Confidential Information. The Executive understands that her unauthorized use or disclosure of Associated Third Party Confidential Information or violation of any Company policies during her employment may lead to termination for Cause and legal action by the Company.

Upon termination of her employment with the Company, and any other time at Company’s request, the Executive will promptly deliver to the Company, and will not keep in her possession, recreate, or deliver to anyone else, any and all Company property, including, but not limited to, Company Confidential Information, Associated Third Party Confidential Information, as well as all devices and equipment belonging to the Company (including computers, handheld electronic devices, telephone equipment, and other electronic devices), Company credit cards, passwords, records, data, notes, notebooks, reports, files, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, photographs, charts, any other documents and property, and reproductions of any and all of the aforementioned items that were developed by her pursuant to her employment with the Company, obtained by her in connection with her employment with the Company, or otherwise belonging to the Company, its successors, or assigns. Further, to the extent that the Executive used her own personal computers, cell phones, email accounts, thumb drives or other electronic memory or storage devices to access, store or transmit Company Confidential Information or Associated Third Party Confidential Information, upon the termination of the Executive’s employment with the Company, and at any other time at Company’s request, the Executive shall promptly delete all Company Confidential Information or Associated Third Party Confidential Information from Executive’s property and upon the Company’s request, provide written verifications of such deletions. The Executive also consents to an exit interview to confirm her compliance with this Section 5, if requested by the Company.

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Notwithstanding the foregoing, the Company hereby provides notice to the Executive pursuant to 18 U.S.C. §1833 that an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to any attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer’s trade secrets to the attorney and use the trade secret information in the court proceeding if the individual: (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order. The Executive further understands that nothing contained in this Agreement limits her ability to communicate with, or file a complaint or charge with the Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission (“SEC”), the Department of Justice (“DOJ”) or any other federal, state, or local governmental agency or commission (collectively, “Government Agencies”), or otherwise participate in any investigation or proceeding that may be conducted by Government Agencies, including providing documents or other information, without notice to the Company; provided, however, that Executive may not disclose Company information that is protected by the attorney-client privilege, except as expressly authorized by law. The Executive retains the right to communicate with the Government Agencies and such communication can be initiated by her or in response to the government and is not limited by any non-disparagement or confidentiality obligations under this Agreement. This Agreement does not limit Executive’s right to receive an award from the SEC or DOJ for information provided to the SEC or DOJ. Executive is advised to consult an attorney prior to disclosing any trade secrets, Company Confidential Information or Associated Third Party Confidential Information as such immunity is only applicable in limited situations.

6. INTELLECTUAL PROPERTY RIGHTS. Any and all concepts, improvements, computer software, articles, pamphlets, brochures, marketing plans, or other information (collectively, “Developments”) which the Executive discovers, edits or develops during the Term of her employment, which relates to or is useful in connection with the business of Company, shall be deemed work for hire and shall be the sole and exclusive property of the Company. The Executive hereby assigns, transfers and conveys to the Company all right, title and interest in, and to all such Developments. The Executive shall make full disclosure thereof to the Company and shall do such acts and deliver all such instruments as the Company shall reasonably require of Executive, at the Company’s expense, to effect such ownership and to enable the Company to file and prosecute applications for and to acquire, maintain and enforce any and all patents, trademark, registrations or copyrights under United States or foreign law with respect to such Developments or to obtain any extension, valid action, reissuance, continuance or renewal of any such patent, trademark or copyright.

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7. NON-COMPETITION AND NON-SOLICITATION COVENANTS. As additional consideration to the Company for entering into this Agreement, the Executive covenants that during the Restricted Period (as defined below), she shall not directly or indirectly:

(a) compete against the Company, or any subsidiary or affiliate of the Company that is engaged in the Business (as defined below) (collectively, the “Applicable Entities”), by being employed by, gratuitously assisting or serving as an independent contractor, consultant, partner, director or officer with a competitor of the Company or any of the Applicable Entities, or starting her own business that would compete directly or indirectly with the Company or any of the Applicable Entities, or have a material interest in any business, corporation, partnership, limited liability company or other business entity which competes directly or indirectly with the Company or any of the Applicable Entities. For purposes of this covenant, the term “the Business” shall mean developing, producing, designing, providing, soliciting orders for, selling, distributing, or marketing Company Products and Services in any state of the United States of America in which the Company or any of the Applicable Entities does business. For purposes hereof, “Company Products and Services” means any novel antibiotics used to treat infectious diseases and an intranasal vaccine to prevent coronavirus disease 2019 (“COVID-19”) from the SARS-CoV-2 virus and variants thereof, (i) which the Company or any of the Applicable Entities anticipate developing, producing, designing, providing, marketing, distributing or selling, (ii) which the Company or any Applicable Entities develop, produce, design, provide, market or distribute while Executive is employed by the Company or is otherwise providing services to the Company, or (iii) that compete with any of the products and services of the Company or Applicable Entities referenced in (i) or (ii) above. For the purpose of defining and enforcing this covenant, the competitors of the Company and Applicable Entities will be identified at the time the Company seeks enforcement of this covenant. This determination shall be based on the then-existing market area of the Company and Applicable Entities at the time enforcement of this covenant is sought. Notwithstanding the foregoing, investment by the Executive constituting less than five percent (5%) of the outstanding securities in a publicly-traded entity that may compete with the Company or Applicable Entities shall not constitute a violation of this Section 7(a) as long as the Executive is not actively involved in such entity’s business.

(b) Solicit, induce or encourage, or attempt to solicit, induce or encourage, any current customer or vendor of the Company or any of the Applicable Entities to do business with any person or entity in competition with the Company or any of the Applicable Entities or to terminate or reduce the amount of business which any such customer or vendor has customarily done or contemplates doing with the Company or any of the Applicable Entities, whether or not the relationship between the Company or any of the Applicable Entities and such customer or vendor was originally established in whole or in part through the Executive’s efforts; or

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(c) Solicit, induce or encourage, or attempt to solicit, induce or encourage, any employee or independent contractor of the Company or any of the Applicable Entities, who was so employed or engaged at any time during the six (6) month period prior to the date of the Executive’s solicitation, to leave his or her employment or engagement with the Company or any of the Applicable Entities, to cease providing services to the Company or any of the Applicable Entities, or to accept employment with any other person or entity; provided however, that general solicitations not specifically targeted to employees or independent contractors of the Company or any of the Applicable Entities shall not constitute a breach of this Section 7(c).

These covenants not to compete and not to solicit shall apply during Executive’s employment with the Company and for a period of twelve (12) months following the date on which Executive is last employed by the Company (the “Restricted Period”). In the event of a breach by the Executive of any of the covenants in this Section 7, the term of the Restricted Period will be extended by the period of the duration of such breach.

The Executive agrees that the relevant public policy and legal aspects of covenants not to compete have been discussed with her and that every effort has been made to limit the restrictions placed upon Executive to those that are reasonable and necessary to protect the legitimate interests of the Company, and the other Applicable Entities. The Executive acknowledges that, based upon her education, experience, and training, the non-compete and non-solicitation provisions of this Section 7 will not prevent the Executive from earning a livelihood and supporting the Executive and her family during the relevant time period.

The Executive’s obligations to the Company pursuant to Sections 5 and 7 of this Agreement are independent of any other obligation of the Company to the Executive (including any promise or agreement contained in this Agreement or any other agreement between the Company and the Executive or any obligation that otherwise arises from any aspect of the employment relationship). The existence of any claim or cause of action of the Executive against the Company, whether predicated on this Agreement or any other basis, shall not constitute a defense to the enforcement of the restrictive covenants set forth in Sections 5 and 7 of this Agreement.

If any restriction set forth in this Section 5 or 7 is found by any court of competent jurisdiction to be overbroad, void or unenforceable, the court shall modify this Agreement to extend only over the maximum period of time, range of activities, or geographic areas as to which it may be enforceable.

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8. TERMINATION OF EMPLOYMENT. Notwithstanding anything else contained in this Agreement, the Term of Executive’s employment under this Agreement may be terminated prior to the end of the Term stated in Section 3 above upon the earliest to occur of the events described in Subsections 8(a) or 8(b) below. To terminate the Executive’s employment with the Company and the Term pursuant to this Section 8, the terminating party shall provide to the other party a written notice of termination (a “Termination Notice”), which shall (i) indicate the specific termination provision of this Agreement relied upon, (ii) briefly summarize the facts and circumstances that provide the bases for such termination, (iii) specify the termination date in accordance with the requirements of this Agreement, and (iv) otherwise comply with any notice-related term in this Agreement applicable to the specific type of termination.

(a) Termination by the Company. The Company may terminate the Executive’s employment with the Company and the Term of this Agreement:

(1)	Upon the Executive’s Disability (as defined below), such termination to be effective on the date of written notice by the Company that the Executive’s employment is being terminated as a result of such Disability or such later date as may be specified in the Termination Notice;

(2)	Upon the Executive’s death, to be effective immediately upon the date of death;

(3)	For Cause (as defined below), which termination shall be effective on the date specified in the Termination Notice;

(4)	If the Board determines in good faith that Company is unable to continue to pay the level of compensation due to the Executive under Section 4 of this Agreement, whether as a result of the Company’s failure to obtain additional equity funding as needed to sustain its operations, or otherwise which termination shall be effective on the date specified in the Termination Notice; or

(5)	Without Cause, for any reason other than under Subsections (a)(1), (2), (3) or (4), or for no reason, upon written notice by the Company to the Executive that the Executive’s employment is being terminated, which termination shall be effective on the date specified in the Termination Notice.

(b) Termination by Executive. The Executive may terminate the Executive’s employment with the Company and the Term of this Agreement by providing sixty (60) days prior written notice to the Company.

(c) Definition of “Disability.” For purposes of this Agreement, “Disability” shall mean the Executive’s incapacity or inability to perform her duties and responsibilities as contemplated under this Agreement, with any reasonable accommodation that the Company may be required to provide in accordance with the Americans with Disabilities Act, for one hundred twenty (120) consecutive days or for more than one hundred twenty (120) days within any one (1) year period (cumulative or consecutive) due to impairment to her physical or mental health. For this purpose, the Executive shall be presumed to have suffered a Disability if she is determined to be entitled to Social Security disability benefits by the Social Security Administration. The Executive hereby consents to a medical examination and consultation, at the Company’s sole expense, regarding her health and ability to perform as aforesaid.

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(d) Definition of “Cause.” Cause shall mean:

(i) Executive’s commission of an act of fraud, embezzlement, theft or proven dishonesty, or any other illegal act or practice (whether or not resulting in criminal prosecution or conviction), including theft or destruction of property of the Company or a subsidiary, or any other act or practice which the Board shall, in good faith, deem to have resulted in the Executive becoming unbondable under the Company or any subsidiary’s fidelity bond;

(ii) Executive’s engaging in willful or gross misconduct which is deemed by the Board, in good faith, to be materially injurious to the Company or any subsidiary, monetarily or otherwise;

(iii) Executive’s continued failure or habitual neglect to perform her duties with the Company or any subsidiary;

(iv) Executive’s breach of this Agreement, including but not limited to Executive’s restrictive covenants pursuant to Sections 5 and 7;

(v) the Executive’s conviction of, or the entering of a guilty plea or plea of no contest (or its equivalent under any applicable legal system) by Executive with respect to, a felony;

(vi) the Executive’s breach of any fiduciary duty owed under applicable law, statute or regulation to the Company;

(vii) Executive’s reporting to work under the influence of alcohol or illegal drugs; or

(viii) Executive’s violation of written policies of the Company or any subsidiary, or conduct evidencing willful or wanton disregard of the interests of the Company or any subsidiary.

(e) Termination Notice and Cure. Notwithstanding the foregoing subsection (d) of this Section 8, “Cause” shall not be deemed to have occurred, and the Company shall be deemed to have irrevocably waived their right to terminate the Executive’s employment with the Company and the Term under this Agreement with respect thereto, unless: (i) the Company has provided the Executive with a Termination Notice describing one or more of the grounds set forth in Section 8(d) no later than one hundred fifty (150) days after the Board first receives notice of the event constituting Cause, (ii) if such ground is capable of being cured, the Board determines, in good faith, that the Executive has failed to cure such ground within a period of thirty (30) days from the date of such written notice, and (iii) the Company terminates the Executive’s employment with the Company within nine (9) months from the date on which the Board, first received notice of the event constituting Cause. For purposes of this notice and cure provision it is agreed that any material breach of the Executive’s restrictive covenants pursuant to Sections 5 and 7 or Executive reporting work under the influence of alcohol or illegal drugs is incurable.

(f) Termination of the Executive’s employment under this Agreement and the Term shall be without prejudice to: (i) any right or obligation that has accrued or arisen on or before the termination date; (ii) any remedy of either party in respect to any prior breach of this Agreement; and (iii) any other provisions hereof which expressly or necessarily calls for performance after the termination date or is applicable to the enforcement of the Agreement’s provisions.

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9. SEVERANCE PAY.

(a) In the event the Executive’s employment with the Company is terminated: by the Company for Cause or Disability (as defined in Sections 8(c) and 8(d) above); by non-renewal by the Executive; by the Executive pursuant to Section 8(b); by the Company pursuant to Section 8(a)(4); Executive’s death; or upon expiration of the Term after the Renewal Term, the compensation and benefits the Executive shall be entitled to receive from the Company shall be limited to:

(i) her then-current annual base salary pursuant to Section 4 through the termination date, payable in accordance with the Company’s standard payroll practices;

(ii) any reimbursable expenses for which the Executive has not yet been reimbursed as of the termination date; and

(iii) any other rights and vested benefits (if any) provided under employee benefit plans and programs of the Company, determined in accordance with the applicable terms and provisions of such plans and programs.

(b) If the Executive’s employment with the Company is terminated: during the Term by the Company without Cause pursuant to Section 8(a)(5); or at the conclusion of the Initial Term because of a non-renewal by the Company, in addition to the amounts in Subsection (a) of this Section 9, the Executive shall also be entitled to receive severance pay equal to six (6) months of her annual base salary pursuant to Section 4, at the rate in effect on the date of termination and any Performance Bonus that, as of the date of termination, has been earned by the Executive but has not yet been paid by the Company to the Executive. This severance pay shall be paid to the Executive in equal increments in accordance with the Company’s standard payroll practices over the six (6) month period following the date of the termination of the Executive’s employment with the Company, but beginning no earlier than fifteen (15) days after the Executive’s execution and non-revocation of the Release required by Subsection (c) of this Section 9.

(c) Notwithstanding anything in this Agreement to the contrary, Executive’s right to receive any severance benefits under Subsection (b) of this Section 9 shall be conditioned upon the Executive’s continued compliance with her restrictive covenants in Sections 5 and 7 and her execution and delivery to the Company of a general release of all claims against the Company, its officers, directors, employees, subsidiaries and affiliates, in the form attached hereto as Exhibit A, as amended from time to time in a manner satisfactory to the Company (the “Release”), within forty-five (45) days of her termination date, and that she does not revoke the Release during the seven (7) day period thereafter. Subject to Section 14 below, the severance payments under this Section 9 will begin no earlier than fifteen (15) days after the Executive has executed, delivered and not revoked the Release as required under this Section 9.

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10. CHANGE OF CONTROL

(a) If the Executive’s employment with the Company is terminated by the Company without Cause during the period of thirty (30) days following a Change in Control of the Company (as that term is defined below), in addition to the amounts in Subsection (a) of Section 9, but in lieu of any severance payments under Subsection (b) of Section 9, the Executive shall be entitled to receive a severance payment equal to the sum of: (i) six (6) months of her annual base salary pursuant to Section 4, at the higher of the base salary rate in effect on the termination date or the base salary rate in effect immediately before the effective date of the Change of Control, and (ii) the Executive’s Performance Bonus for the year which includes the effective date of the Change in Control, payable at the target level of performance. In addition, the Executive shall also receive the amount of any Performance Bonus that, as of the date of termination, has been earned by the Executive but has not yet been paid by the Company to the Executive. Notwithstanding anything in this Agreement to the contrary, Executive’s right to receive any severance benefits under this Section 10(a) shall be conditioned upon the Executive’s continued compliance with her restrictive covenants in Sections 5 and 7 and her execution and delivery to the Company of the Release, within forty-five (45) days of her termination date, and that she does not revoke the Release during the seven (7) day period thereafter. This severance pay shall be paid to the Executive in cash in a single lump sum payment, within sixty (60) days after the Executive’s execution and non-revocation of the Release.

(b) If the Executive holds any stock options or other stock awards granted under the Company’s 2021 Equity Incentive Plan which are not fully vested at the time her employment with the Company is terminated by the Company without Cause during the period of thirty (30) days following a Change in Control, such equity awards shall become fully vested as of the termination date.

(c) For purposes of this Agreement, the term “Change in Control” shall mean a transaction or series of transactions which constitutes a sale of control of the Company, a change in effective control of the Company, or a sale of all or substantially all of the assets of the Company, or a transaction which qualifies as a “change in ownership” or “change in effective control” of the Company or a “change in ownership of substantially all of the assets” of the Company under the standards set forth in Treasury Regulation section 1.409A-3(i)(5).

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(d) If any severance payments otherwise payable to the Executive under this Agreement in connection with a Change in Control would, when combined with any other payments or benefits the Executive becomes entitled to receive that are contingent on the same Change in Control (such payments and benefits to be referred to as “Parachute Payments”) would: (i) constitute a “parachute payment” within the meaning of Section 280G of the Code; and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the cash severance payments payable to the Executive under Subsection (a) of this Section 10 shall be reduced to such extent which would result in no portion of such severance benefits being subject to the Excise Tax under Section 4999 of the Code (the “Reduced Amount”). Any determination of the Excise Tax or the Reduced Amount required under this Section 10(d) shall be made in writing by the Company’s independent public accountants, whose determination shall be conclusive and binding upon the Company and the Executive for all purposes. For purposes of making the calculations required by this Section 10(d), the accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Executive shall furnish such information and documents as the accountants may reasonably request in order to make a determination under this Section 10(d). The Company shall bear all costs the accountants may reasonably incur in connection with any calculations contemplated by this Section 10(d).

11. NO BREACH. Executive hereby represents and warrants to the Company that: the execution, delivery and performance of this Agreement by Executive does not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which Executive is bound; and Executive has not and will not bring to or use at the Company, directly or indirectly, any trade secrets or confidential information of any third party.

12. NOTICES. All notices or communications required by or bearing upon this Agreement or between the Parties shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally or by email (with confirmation of receipt), (ii) on the first (1st) business day following the date of dispatch if delivered using a next-day service by a recognized next-day courier or (iii) on the earlier of confirmed receipt or the fifth (5th) business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice delivered to their respective addresses set forth below:

(a) if to the Executive, to:

Janet Huffman

5317 Fruitville Rd Unit #139

Sarasota, FL 34232

Email: jh.financialconsulting@gmail.com

(b) if to the Company, to:

Oragenics, Inc.

4902 Eisenhower Boulevard - Suite 125

Tampa, Florida 32202

Attn: President and Chief Executive Officer

Email: kmur phy@o ragenic s.com

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13. NON-ASSIGNMENT. The Executive and the Company acknowledge the unique nature of services to be provided by the Executive under this Agreement, the high degree of responsibility borne by her and the personal nature of her relationship to the Company’s business and customers. Therefore, the Executive and the Company agree that Executive may not assign this Agreement or any of her rights or responsibilities hereunder without the prior written consent of the Company. Similarly, the Company may not assign this Agreement or any of its rights or responsibilities hereunder without the prior written consent of the Executive except to another entity that survives a merger, acquisition or consolidation with the Company or which otherwise succeeds to all or substantially all of the Company’s assets or business. Any purported assignment in violation hereof is void. Employer’s authorized assignees shall be authorized to enforce all restrictive covenants herein

14. COMPLIANCE WITH SECTION 409A OF THE CODE. The Executive and the Company acknowledge that each of the payments and benefits promised to Executive under this Agreement must either comply with the requirements of Section 409A of the Code (“Section 409A”), and the regulations thereunder or qualify for an exception from compliance. To that end, the Executive and the Company agree that the severance payments described in Sections 9 and 10 are intended to be excepted from compliance with Section 409A as either short-term deferrals pursuant to Treasury Regulation Section 1.409A-1(b)(4) or separation pay pursuant to Treasury Regulation Section 1.409A-1(b)(9).

In the case of a payment that is not excepted from compliance with Section 409A, and that is not otherwise designated to be paid immediately upon a permissible payment event within the meaning of Treasury Regulation Section 1.409A-3(a), the payment shall not be made prior to, and shall, if necessary, be deferred to and paid on the later of the date sixty (60) days after the Executive’s earliest separation from service (within the meaning of Treasury Regulation Section 1.409A-1(h)) and, if the Executive is a specified employee (within the meaning of Treasury Regulation Section 1.409A-1(i)) of the Company on the date of her separation from service, the first day of the seventh month following the Executive’s separation from service. Furthermore, this Agreement shall be construed and administered in such manner as shall be necessary to effect compliance with Section 409A. Each payment in a series of payments shall be treated as a separate payment for purposes of the application of Section 409A.

15. INJUNCTIVE RELIEF. The Executive acknowledges and accepts that her compliance with Sections 5, 6 and 7 is an integral part of the consideration to be received by the Company and is necessary to protect the equity value, business and goodwill and other proprietary interests of the Company. The Executive and the Company each acknowledge that a breach by the other Party of this Agreement (including a breach by the Executive of Sections 5, 6 and 7 will result in irreparable and continuing damage to the other Party for which the remedies at law will be inadequate, and agrees that, in the event of any breach by the other Party of this Agreement, the non-breaching Party shall be entitled to injunctive relief and to have this Agreement specifically performed, which shall be in addition to, and not in lieu of, any other relief to which such Party shall be entitled.

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16. ENFORCEABILITY. If any provision of this Agreement shall be found by a court with proper jurisdiction to be invalid or unenforceable, in whole or in part, then such provision shall be deemed to be modified, narrowed, or restricted only to the limited extent and in the manner necessary to render the same valid and enforceable, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law as if such provision had been originally incorporated herein as so modified, narrowed, or restricted.

17. GENERAL PROVISIONS.

(a) This Agreement shall be governed by the laws of the State of Florida, without giving effect to any principles of conflicts of law that would result in application of the law of any other jurisdiction.

(b) The parties to this Agreement: (a) consent to the exclusive jurisdiction of the state and federal courts having jurisdiction over Hillsborough County, Florida, (b) stipulate that the proper, exclusive, and convenient venue for every legal proceeding arising out of or related to this Agreement and any aspect of Executive’s employment with the Company is Hillsborough County, Florida, for a state court proceeding and the Middle District of Florida, Tampa Division, for a federal court proceeding, and (c) waive any defense, whether asserted by motion or pleading, that Hillsborough County, Florida, or the Middle District of Florida, Tampa Division, does not have personal jurisdiction over Executive or is an improper or inconvenient venue. The Executive and Company knowingly, voluntarily and intentionally waive their right to a jury trial in any lawsuit between the Executive and the Company that arises out of or is related to this Agreement or Executive’s employment with the Company whether at law or in equity.

(c) This Agreement represents the sole agreement of the Executive and the Company concerning the subject matter hereof and supersedes all prior communications, representations and negotiations, whether oral or written, concerning such subject matter.

(d) This Agreement can only be modified or amended by the written consent of both Executive and the Company hereto which states that it constitutes an amendment hereto.

(e) No purported waiver of any provision of this Agreement shall be legally effective unless upon the Party providing such waiver has duly executed and delivered to the other Party a written instrument which states that it constitutes a waiver of one or more provisions of this Agreement and specifies the provision(s) that are being waived. Failure by either Party to pursue remedies or assert rights under this Agreement shall not be construed as waiver of that Party’s rights or remedies, nor shall a Party’s failure to demand strict compliance with the terms and conditions of this Agreement prohibit or estop that Party from insisting upon strict compliance in the future.

(f) This Agreement shall bind the Parties’ respective heirs, successors, representatives and permitted assigns.

(g) No Person other than Parties and their respective heirs, successors, representatives and permitted assigns of the parties is a party to, or shall otherwise have any rights with respect to, this Agreement.

(h) This Agreement may be executed in any number of counterparts and it shall not be necessary for the parties to execute any of the same counterparts hereof. Counterparts to this Agreement may be delivered via facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

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IN WITNESS WHEREOF, the Parties have executed this Executive Employment Agreement to be effective on the Effective Date, for the purposes herein contained.

COMPANY – Oragenics, Inc.		EXECUTIVE

By:	/s/ Kimberly M. Murphy	/s/ Janet Huffman
	Kimberly M. Murphy, Chief Executive Officer	Janet Huffman

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EXHIBIT A

RELEASE

In exchange for the consideration set forth in [Section 9/Section 10] of the Executive Employment Agreement dated as of March 6, 2023 (the “Employment Agreement”) between Janet Huffman (“Executive”) and Oragenics, Inc., (the “Company”), the Executive, for herself and her heirs, assigns, executors and administrators, hereby waives and releases the Company, and its successors and assigns, as well as any subsidiary and affiliate of the Company, and each of their respective officers, directors, agents, shareholders and employees (the “Company Released Parties”), from any and all Claims as defined herein.

For the purpose of this Release, the term “Claims” means any and all claims, debts, damages, demands, liabilities, benefits, suits in equity, complaints, grievances, obligations, promises, agreements, rights, controversies, costs, losses, remedies, attorneys’ fees and expenses, back pay, front pay, severance pay, percentage recovery, injunctive relief, lost profits, emotional distress, mental anguish, personal injuries, liquidated damages, punitive damages, disability benefits, interest, expert fees and expenses, reinstatement, other compensation, suits, appeals, actions, and causes of action, of whatever kind or character, including without limitation, any dispute, claim, charge, or cause of action arising under Civil Rights Act of 1964, Title VII (including the Civil Rights Act of 1991); the Civil Rights Act of 1866, 42 U.S.C. §§ 1981; the Equal Pay Act of 1963; the Age Discrimination in Employment Act of 1967; the Americans with Disabilities Act of 1990; the Rehabilitation Act of 1973; the Employee Retirement Income Security Act; the Consolidated Budget and Reconciliation Act of 1985; the Fair Labor Standards Act; the Family and Medical Leave Act; the Labor Management Relations Act; the Employee Polygraph Protection Act; the Racketeer Influenced and Corrupt Organizations Act; the Occupational Safety and Health Act; the Electronic Communications Privacy Act; the Uniform Services Employment and Re-Employment Rights Act; the Sarbanes-Oxley Act; the Fair Credit Reporting Act; the Florida Civil Rights Act; the Genetic Information Non-Discrimination Act; the Worker Adjustment and Retraining Act, Florida’s Minimum Wage Act, all other applicable state and federal fair employment laws, state and federal equal employment opportunity laws, and state and federal labor statutes and regulations, and all other constitutional, federal, state, local, and municipal law claims, whether statutory, regulatory, common law (including without limitation, breach of the Employment Agreement, other breach of express or implied contract, wrongful discharge in violation of public policy, breach of covenant of good faith and fair dealing, promissory estoppel, quantum meruit, fraud, fraud in the inducement, fraud in the factum, statutory fraud, negligent misrepresentation, defamation, libel, slander, slander per se, retaliation, tortuous interference with prospective contract, tortuous interference with business relationship, tortuous interference with contract, invasion of privacy, intentional infliction of emotional distress, and any other common law theory of recovery, whether legal or equitable, negligent or intentional), or otherwise, whether known or unknown to the Executive, foreseen or unforeseen, fixed or contingent, liquidated or unliquidated, directly or indirectly arising out of or relating to any and all disputes now existing between the Executive on the one hand, and the Company or Company Released Parties on the other hand, whether related to or in any way growing out of, resulting from or to result from the Executive’s employment with and/or termination from the Company, for or because of any matter or thing done, omitted, or allowed to be done by the Company or the Company Released Parties, for any incidents, including those past and present, which existed or may have existed at any time prior to and/or contemporaneously with the execution of this Release, including all past, present, and future damages, injuries, costs, expenses, attorney’s fees, other fees, effects and results in any way related to or connected with such incidents.

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Notwithstanding the foregoing, the term “Claim” shall not include:

(a)	The Executive’s rights, if any, to unemployment, state disability and/or paid family leave insurance benefits pursuant to the terms of applicable law;

(b)	Any violation of any federal, state or local statutory and/or public policy right or entitlement that, by applicable law, may not be waived;

(c)	The Executive’s right to any severance benefits or equity awards under the Employment Agreement;

(d)	The Executive’s right, if any, to directors’ and officers’ liability insurance coverage or indemnification;

(e)	The Executive’s rights, if any, as an equity or security holder in the Company; and

(f)	Any Claim that is based on an act or omission that occurs after the date the Executive execute this Release.

The Executive understands that the Executive is releasing Claims of which the Executive may not be aware. This is the Executive’s knowing and voluntary intent, even though the Executive recognizes that someday the Executive might learn that some or all of the facts that the Executive currently believes to be true are untrue and even though the Executive might then regret having signed this Release. Nevertheless, the Executive is assuming that risk and the Executive agrees that this Release shall remain effective in all respects in any such case. It is further understood and agreed that the Executive is waiving all rights under any statute or common law principle which otherwise limits application of a general release to claims which the releasing party does not know or suspect to exist in her favor at the time of signing the release which, if known by her, would have materially affected her settlement with the party being released and the Executive understands the significance of doing so.

The Executive represents that the Executive nor her heirs, agents, representatives or attorneys have filed or caused to be filed any lawsuit, with respect to any Claims that the Executive is releasing in this Agreement. The Executive further represents that she has not assigned or transferred any Claim released by this Release.

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Executive understands that nothing contained in this Release limits her ability to communicate with, or file a complaint or charge with the Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission (“SEC”), the Department of Justice (“DOJ”) or any other federal, state, or local governmental agency or commission (collectively, “Government Agencies”), or otherwise participate in any investigation or proceeding that may be conducted by Government Agencies, including providing documents or other information, without notice to the Company; provided, however, that Executive may not disclose Company information that is protected by the attorney-client privilege, except as expressly authorized by law. Executive retains the right to communicate with the Government Agencies and such communication can be initiated by Executive or in response to the government and is not limited by any non-disparagement or confidentiality obligation under the Employment Agreement or this Release. This Release does not limit the Executive’s right to receive an award from the SEC or DOJ for information provided to them. Executive hereby waives and releases her right to recover money or other relief in any action that might be brought on her behalf by any other person or entity including, but not limited to, the State of Florida, EEOC, the Department of Labor or any other federal, state or local agency or department.

This Release shall be governed by the laws of the State of Florida, without giving effect to any principles of conflicts of law that would result in application of the law of any other jurisdiction. The Executive: (a) consents to the exclusive jurisdiction of the state and federal courts having jurisdiction over Hillsborough County, Florida, (b) stipulates that the proper, exclusive, and convenient venue for every legal proceeding arising out of or related to this Release and any aspect of Executive’s employment with the Company is Hillsborough County, Florida, for a state court proceeding and the Middle District of Florida, Tampa Division, for a federal court proceeding, and (c) waives any defense, whether asserted by motion or pleading, that Hillsborough County, Florida, or the Middle District of Florida, Tampa Division, does not have personal jurisdiction over Executive or is an improper or inconvenient venue. The Executive and Company knowingly, voluntarily and intentionally waive their right to a jury trial in any lawsuit between the Executive and the Company that arises out of or is related to this Release or Executive’s employment with the Company whether at law or in equity. In any litigation between the Executive and the Company or Other Released Parties arising out of or related to this Release, the losing party shall reimburse the prevailing party for all reasonable attorneys’ fees and costs incurred by that prevailing party in enforcing, defending, or prosecuting this Release.

Whenever possible, each provision of this Release shall be interpreted in, such manner as to be effective and valid under applicable law, but if any provision of this Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

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Older Workers’ Benefit Protection Act Provisions. In accordance with the requirements of the Older Workers’ Benefits Protection Act, the Age Discrimination in Employment Act, the Executive expressly acknowledges the following:

(a) Consideration. The consideration provided pursuant to [Section 9/Section 10] of the Employment Agreement is in addition to any consideration that the Executive would otherwise be entitled.

(b) Independent Legal Counsel. The Company has advised and encouraged the Executive to consult with an attorney before signing this Release. The Executive acknowledges that if she desired to, the Executive had an adequate opportunity to do so.

(c) Consideration Period. The Executive has forty-five (45) calendar days from Executive’s termination date to consider this Release before signing it. The Executive may use as much or as little of this forty-five (45) day period as she wishes before signing. If the Executive does not sign and return this Release within this forty-five (45) day period, the Release will not become effective or enforceable and the Executive will not receive the severance benefits pursuant to [Section 9/Section 10] the Employment Agreement.

(d) Revocation Period and Effective Date. The Executive has seven (7) calendar days after signing this Release to revoke it. To revoke this Release after signing it, the Executive must deliver a written notice of revocation to the Company, so that it is actually received before the seven (7) day period expires. This Release shall not become effective until the eighth (8th) calendar day after the Executive signs it (“Revocation Expiration Date”). If the Executive revokes this Release on or before the Revocation Expiration Date, it will not become effective or enforceable and Executive will not receive the severance benefits pursuant to [Section 9/Section 10] the Employment Agreement.

(e) Future Claims Reserved. The Executive is not waiving or releasing any claims that may arise after the date that this Release is executed.

The Company has advised the Executive to consult with an attorney prior to executing the Release. The Executive acknowledges and represents that she: (a) has fully and carefully read this Release prior to signing it, (b) has been, or has had the opportunity to be, advised by independent legal counsel of her own choice as to the legal effect and meaning of each of the terms and conditions of this Release, and (c) is signing and entering into this Release as a free and voluntary act without duress or undue pressure or influence of any kind or nature whatsoever and has not relied on any promises, representations or warranties regarding the subject matter hereof other than as set forth in this Release.

EXECUTIVE

Janet Huffman

Dated:

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